Exhibit 99.1

Owens & Minor and Rotech Healthcare Mutually Agree to Terminate Previously Announced Acquisition

OMI Remains Committed to Continued Growth in the Strong Home-based Care Market

Will Focus on Deleveraging & Driving Profitable Growth

RICHMOND, VA – June 5, 2025 – Owens & Minor, Inc. (NYSE: OMI) today announced it has mutually agreed with Rotech Healthcare Holdings Inc. to terminate the previously announced acquisition. Under the terms of the merger agreement, Owens & Minor has paid $80 million to Rotech Healthcare. Owens & Minor will also redeem the $1 billion of notes issued in April 2025, that include a special mandatory redemption provision in accordance with their terms, and terminate the incremental term loan commitments and senior unsecured bridge loan commitments provided by our lenders that would have been utilized to consummate the acquisition.

“For many months, our teammates along with the Rotech team have worked tirelessly in cooperation with the Federal Trade Commission to close this transaction, and while we believe there would have been an ample benefits to patients, payors and providers by adding Rotech to our Patient Direct business, however, the path to obtain regulatory clearance for this merger proved unviable in terms of time, expense, and opportunity,” said Edward A. Pesicka, President & Chief Executive Officer of Owens & Minor.

“We are confident in our strategy and will continue to focus our efforts on growing our Patient Direct business while remaining committed to strengthening our balance sheet through the use of improved cash flow generation for deleveraging. The home-based care market is a dynamic, growing market and we are extremely well positioned to help those with chronic conditions get the care and service they need and deserve. Also, we continue to work with a number of interested parties around the potential sale of our Products and Healthcare Services business and in the meantime, we will continue to actively work to strengthen that business and tap into its significant upside”.

“I want to thank our teammates, partners and everyone at Rotech for their effort and cooperation over the last several months and we look forward to a bright future with many years profitable growth,” Pesicka concluded.

About Owens & Minor

Owens & Minor, Inc. (NYSE: OMI) is a Fortune 500 global healthcare solutions company providing essential products and services that support care from the hospital to the home. For over 100 years, Owens & Minor and its affiliated brands, Apria®, Byram® and HALYARD*, have helped to make each day better for the patients, providers, and communities we serve. Powered by more than 20,000 teammates worldwide, Owens & Minor delivers comfort and confidence behind the scenes so healthcare stays at the forefront. Owens & Minor exists because every day, everywhere, Life Takes Care™. For more information about Owens & Minor and our affiliated brands, visit owens-minor.com or follow us on LinkedIn and Instagram.

*	Registered Trademark or Trademark of O&M Halyard or its affiliates.

This press release shall not constitute an offer to buy the notes issued in April 2025, which will be conducted pursuant to a special mandatory redemption in accordance with the terms of the notes.

CONTACT:

Investors

Alpha IR Group

Jackie Marcus or Nick Teves

OMI@alpha-ir.com

Media

Stacy Law

media@owens-minor.com

1